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                                                                    EXHIBIT (10)
                                   AMENDMENT NO. 1
                                          TO
                            AGREEMENT OF PURCHASE AND SALE
                                         AND
                              JOINT ESCROW INSTRUCTIONS


    This AMENDMENT NO. 1 TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (the "Amendment") is made as of this 8th day of January 1997 by and among SPIEKER PROPERTIES, L.P., a California limited partnership ("SP"), SPIEKER NORTHWEST, INC., a California corporation ("SPN"), MISSION WEST PROPERTIES, a California corporation ("MWP"), and MISSION WEST EXECUTIVE AIRCRAFT CENTER, INC., a California corporation ("MWEAC"), with reference to the facts set forth in the Recitals below.

                                       RECITALS

    A. MWEAC is a wholly-owned subsidiary of MWP. Hereafter, MWP and MWEAC may sometimes be collectively referred to as the "Seller."

    B. SP and Seller are parties to a certain Agreement of Purchase and Sale and Joint Escrow Instructions dated December 6, 1996 (the "Purchase Agreement").

    C. SPN is an affiliate of SP. SP desires to assign to SPN SP's rights under the Purchase Agreement to purchase certain of the Assets.

    D. The parties desire to amend the Purchase Agreement to obtain Seller's consent to such assignment and to address other concerns of the parties, all as set forth below in this Amendment.

                                      AGREEMENT

    NOW, THEREFORE, in consideration of the Purchase Agreement, this Amendment and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

    1. INTERPRETATION. Terms with initial capital letters are defined terms which shall have the meanings ascribed to them in the Purchase Agreement, unless the context of this Amendment requires otherwise. Except as amended by this Amendment, the Purchase Agreement shall remain in full force and effect. In the event of a conflict between the provisions of this Amendment and those of the Purchase Agreement, this Amendment shall control.

    2. ASSIGNMENT BY SP. Pursuant to Section 14.6 of the Purchase Agreement, SP has assigned its rights under the Purchase Agreement to purchase the Arizona Corporate Center Property, the Unimproved Parcel and the Leasehold Properties to SPN. Seller hereby consents to such assignment to SPN on the express condition that SP shall remain responsible for the full performance of all obligations of SPN under the Purchase Agreement through the Close of Escrow. By signing below, SP expressly agrees to remain responsible for the full performance of all obligations of SPN under the Purchase Agreement through the Close of Escrow. By signing below, SPN agrees to be bound by the Purchase Agreement and to assume all obligations of SP to purchase the Arizona Corporate Center Property, the Unimproved Parcel and the Leasehold Properties in accordance with the terms and conditions of the Purchase Agreement, as amended by this Amendment. Hereafter, the term "Buyer" shall mean and include SP and SPN.

    3.   ARIZONA PROPERTY TAX APPEALS.

         (a) BACKGROUND. In August 1995 Seller filed appeals (the "Arizona Property Tax Appeals") with the Arizona Tax Court for the purpose of contesting increases in the assessed value of the Arizona Corporate



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Center Property for calendar years 1995 and 1996.  Pending resolution of the
Arizona Property Tax Appeals, Seller has been paying the property taxes levied on the Arizona Corporate Center Property at the increased rates. The total amounts of property taxes levied and paid on the Arizona Corporate Center Property in 1995 and 1996 were $96,293 and $91,330, respectively. Any unpaid property taxes allocable to calendar year 1997 will be subject to proration, as provided elsewhere in the Purchase Agreement.

         (b) REFUNDS. It is agreed that Seller shall be entitled to pursue, at Seller's sole cost and expense, the Arizona Property Tax Appeals after the Closing. It is also agreed that Seller shall be entitled to be paid the full amount of any property tax refund(s) for calendar years 1995, 1996 and the portion of 1997 during which Seller owned the Arizona Corporate Center Property which may ultimately become payable, even if the refund(s) are paid after the Closing. Buyer hereby agrees to pay to Seller any such refund(s) in the event the refund(s) are inadvertently paid to Buyer. Buyer also agrees to cooperate with Seller in pursuing the Arizona Property Tax Appeals.

         (c)  COLLECTION FROM TENANTS.

              (1) Notwithstanding the amount of property taxes actually paid by Seller during 1995 and 1996 with respect to the Arizona Corporate Center Property, Seller has only collected from the Tenants of the Arizona Corporate Center Property property taxes for such years in the aggregate amounts of $37,252 and approximately $42,000, respectively. (The final amount of property taxes actually collected for 1996 has not yet been finally ascertained.) The difference (the "Property Tax Delta") between the amounts ultimately determined to be owed by Seller to Arizona tax authorities and the amounts actually collected by Seller from the subject Tenants for the subject years is presently unknown. (The Property Tax Delta will become known only after Seller's refund claims are resolved.)

              (2) When the amount of the Property Tax Delta is finally ascertained, two outcomes are possible. Under one scenario, the Property Tax Delta could be such that the subject Tenants owe Seller money due to Seller's under collection of property taxes from the subject Tenants. Under the second scenario, the Property Tax Delta could be such that Seller owes the subject Tenants money due to Seller's collection of property taxes in excess of the amounts finally determined to be due and payable to Arizona taxing authorities. The first scenario has been assumed to be more likely and Seller has billed the subject Tenants the estimated amount of the Property Tax Delta.

              (3) The actual amount of the Property Tax Delta will be determined after the Closing. Once it is determined, Seller shall promptly notify Buyer of the actual Property Tax Delta. If the first scenario does in fact apply, Seller expects the Tenants of the Arizona Corporate Center Property to reimburse Seller for the amount of the Property Tax Delta and Seller shall be entitled to collect same from the subject Tenants by appropriate means -- to the extent not previously collected -- excluding, however, any right to evict delinquent Tenants or to terminate the subject Leases, at Seller's sole cost and expense. Buyer agrees to cooperate with Seller in collecting the Property Tax Delta with no cost to Buyer.

              (4) If the second scenario applies, Seller shall promptly pay to SPN outside of the Escrow the amount of excess property taxes collected by Seller and Buyer shall credit such amount to the Tenants entitled thereto.

              (5) If SPN sells the Arizona Corporate Center Property to a third party before the Arizona Property Tax Appeals are resolved and the actual amount of the Property Tax Delta is determined, Buyer shall cause the party purchasing from Buyer to assume Buyer's obligations under this Section 3.

    4. BIFURCATION OF TRANSACTION. The parties have agreed to bifurcate the purchase of the Assets, as contemplated in Section 3.3 of the Purchase Agreement. Accordingly, it is agreed that Buyer shall purchase all the Assets other than the Leasehold Properties as soon as practicable after the date of this Amendment, as more fully provided in the Purchase Agreement, as amended hereby. It is also agreed that SPN shall purchase the Leasehold Properties at a later date, subject to the MWEAC Contingencies being waived or satisfied on or before the end of the MWEAC Contingency Period. The parties agree to further amend the Purchase Agreement to fix a Scheduled Closing Date for the purchase of the Leasehold Properties. SPN hereby affirms its intention to purchase the


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Leasehold Properties, notwithstanding such bifurcation of the subject transaction.

    5. CLOSING SCHEDULE. The parties have agreed that the Closing shall begin at 8:00 a.m. (Arizona time) on Wednesday, January 22, 1997, with recordation of the Grant Deeds (the "Arizona Grant Deeds") for the Arizona Corporate Center Property and the Unimproved Parcel. The parties intend that the Grant Deeds for the California Properties will be recorded at 8:00 a.m. (San Diego time) so that Escrow Holder will have sufficient time in which to remit funds due to encumbrancers of the Realty by 10:00 a.m. (San Diego time) on January 22, 1997. In order to accomplish the foregoing, it is agreed that Buyer shall deposit into the Escrow sufficient funds to cover its financial obligations under the Purchase Agreement, as amended by this Amendment, by the close of business on Tuesday, January 21, 1996. These funds shall be invested overnight at the direction of Buyer.

    6. AMENDMENT OF SECTION 6.8(b). Section 6.8(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "(b) OPERATING EXPENSES.

              (1) Most of Leases, both the A-Leases and the B-Leases, are multi-tenant leases which are written on a net or so-called "modified gross" basis which require the Tenants thereunder to pay Seller, as landlord, estimates of Operating Expenses for their respective premises. Seller makes annual (calendar year) reconciliations of such Operating Expenses in order to reconcile (on a cash basis) the receipts of estimated Operating Expenses from the Tenants with the Operating Expenses actually paid for the relevant calendar year. The reconciliation of Operating Expenses collected for calendar year 1995 has been completed.

              (2) It is agreed that Seller shall be responsible for making the reconciliation of Operating Expenses for calendar year 1996, even if such reconciliation occurs after the Close of Escrow. This reconciliation will occur outside of the Escrow and Escrow Holder shall have no responsibility therefor. Seller shall use its best efforts to complete such reconciliation within sixty (60) days after the Closing. Seller anticipates that the amount of estimated Operating Expenses collected for calendar year 1996 will be less than the amount of actual Operating Expenses incurred for such year and that, therefore, certain payments may be due to Seller from certain Tenants.

              (3) After the such 1996 reconciliation is completed, Seller shall pay any amounts due to the Tenants directly to such Tenants. Buyer shall receive no credit against the Purchase Price for any such amounts that may be due to the Tenants. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any claims by the Tenants with respect to sums which may be due to the Tenants as a result of excess billings of Operating Expenses. If the Operating Expenses actually paid by Seller for calendar year 1996 exceed the receipts of estimated Operating Expenses received by Seller for such year by more than One Thousand Dollars ($1,000) in the aggregate, Buyer agrees to use diligence to collect, after the Closing, any shortfall for the account of Seller in the same manner as delinquent rent. Buyer shall pay Seller any portion of such shortfall in Operating Expenses as and when Buyer collects same, so long as all other obligations of the paying Tenant to Buyer are current. If the shortfall in the collection of Operating Expenses from the Tenants is less than One Thousand Dollars ($1,000) in the aggregate, Seller shall have no right to collect the shortfall and Buyer shall be entitled to keep any portion of the shortfall which it may succeed in collecting.

              (4) Payments of Operating Expenses by Tenants for calendar year 1997 shall be prorated in the same manner as rent pursuant to Section 6.8(a).


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         Any prepayments by Seller of Operating Expenses for the Realty which are to be billed to the Tenants for calendar year 1997 shall be prorated in the same manner as other items subject to proration."

    7. MODIFICATION OF SECTION 4.1. Section 4.1 of the Purchase Agreement is hereby amended to state that the Purchase Price for the Realty is $47,000,000, which is apportioned as follows:

         -    Arizona Corporate Center           $3,200,000
         -    Camino West Business Park          $2,150,000
         -    Camino West-Carlsbad               $4,500,000
         -    Carmel View Office Plaza           $6,450,000
         -    Centerpark Plaza One               $5,942,000
         -    Centerpark Plaza Two               $8,450,000
         -    La Place Court                     $6,720,000
         -    Western Metal Lath                 $5,955,000
         -    Leasehold Properties               $3,300,000
         -    Unimproved Parcel                  $  333,000

    8. ALLOCATION TO LEASEHOLD PROPERTIES. The parties have agreed that the portion of the Purchase Price allocable to the Leasehold Properties will be $3,300,000, provided that Buyer pays Seller $300,000 (the "MWEAC Advance Payment") in cash at the first Closing as an advance payment on the portion of the Purchase Price so allocable to the Leasehold Properties. The MWEAC Advance Payment shall be non-refundable when paid as additional consideration for Seller agreeing to bifurcate the transaction. Seller shall be entitled to retain the full amount of the MWEAC Advance Payment, even if Buyer does not purchase the Leasehold Properties for any reason whatsoever, including, without limitation, the non-satisfaction of the MWEAC Contingencies in whole or in part.

    9. MWEAC EXTENSION PERIOD. The length of the MWEAC Extension Period specified in Section 3.3(a) of the Purchase Agreement is hereby extended to a total of one hundred twenty (120) days.









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    IN WITNESS WHEREOF, the parties hereby execute this Amendment No. 1 to
Agreement of Purchase and Sale and Joint Escrow Instructions as of the date first written above.

"MWP"                        MISSION WEST PROPERTIES,
                             a California corporation


                             By:  /s/
                                ----------------------------------------
                                  J. Gregory Kasun
                                  President and Chief Executive Officer


"MWEAC"                      MISSION WEST EXECUTIVE AIRCRAFT CENTER, INC., a
                             California corporation


                             By:  /s/
                                ----------------------------------------
                                  J. Gregory Kasun
                                  President and Chief Executive Officer


"SP"                         SPIEKER PROPERTIES, L.P.,
                             a California limited partnership

                             By:  SPIEKER PROPERTIES, INC.
                                  a Maryland corporation,
                                  Its General Partner

                                  By:  /s/
                                     ----------------------------------------
                                       Richard L. Romney
                                       Senior Vice President


"SPN"                        SPIEKER NORTHWEST, INC., a
                             California corporation


                             By:  /s/
                                ----------------------------------------
                                  Richard L. Romney
                                  Vice President


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